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[LETTERHEAD OF KPMG PEAT MARWICK LLP]

                                                                    Exhibit 15.1




The Board of Directors
Petroleum Development Corporation

Ladies and Gentlemen:

RE: Registration Statement on Form S-2

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our reports dated August 5, 1997 and May 8, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,



/s/ KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
September 25, 1997